MINUTES OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS OF GRAY FOX PETROLEUM CORP.

A special meeting of the Board of Directors of the Corporation was held at the time, date and place set forth below.

All of the Board of Directors shown below being present, all of whom waived notice of the meeting, and on motion duly made and seconded, unanimously voted.

Present were: Lawrence Pemble, President and CEO________________________

The President and CEO announced to the Board of Directors that agreement had been reached to sell the controlling interest of the corporation to DB Capital Corp. for terms to be finalized by the two parties in a Stock Purchase Agreement under preparation. After discussion the following resolutions were approved to facilitate the hand over of control of the corporation to DB Capital Corp.

IT WAS RESOLVED, that the President and CEO and all the Directors and officers listed above will tender their written resignations from the Corporation on a date to be agreed upon with DB Capital Corp :

IT WAS FURTHER RESOLVED that on receipt of the above mentioned resignations, the President of DB Capital Corp, Daniel Sobolewski, be appointed a Director, President and CEO, Treasurer and Secretary of Gray Fox Petroleum Corp. with immediate effect.

Date: April 2, 2014

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Lawrence Pemble
Director , President and CEO